Exhibit 99.1

News Release

Contacts: Chip Swearngan, Metavante (media)

414-357-3688, chip.swearngan@metavante.com

Kirk Larsen, Metavante (investors)

414-357-3553, kirk.larsen@metavante.com

Metavante Technologies Receives Overwhelming Shareholder

Approval To Proceed With Merger With Fidelity National Information Services

MILWAUKEE, Sept. 4, 2009 – Metavante Technologies, Inc. (NYSE:MV) today announced that it has received the approval of its shareholders to proceed with its previously announced plans to merge with Fidelity National Information Services, Inc. (NYSE: FIS).

Metavante and FIS are targeting an October 1, 2009, completion date for the merger, subject to customary closing conditions.

About Metavante

Metavante Technologies, Inc. (NYSE:MV) is the parent company of Metavante Corporation. Metavante Corporation delivers banking and payments technologies to approximately 8,000 financial services firms and businesses worldwide. Metavante products and services drive account processing for deposit, loan and trust systems, image-based and conventional check processing, electronic funds transfer, consumer healthcare payments, electronic presentment and payment, outsourcing, and payment network solutions including the NYCE® Network, a leading ATM/PIN debit network. Metavante (www.metavante.com) is headquartered in Milwaukee.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements related to FIS’ and Metavante’s future plans and expectations, and, as such, constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown events, risks, uncertainties and other factors that, individually or in the aggregate, may cause actual results to be different from those expressed within this press release. The material risks and uncertainties that could cause actual results to differ materially from current expectations include, without limitation, the risks detailed from time to time in the reports and filings made by FIS and Metavante with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s web site located at www.sec.gov. Readers are strongly urged to read the full cautionary statements contained in those materials. We assume no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

Metavante and NYCE are registered trademarks of Metavante Corporation,

which is the principal subsidiary of Metavante Technologies, Inc.

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